Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 22, 2010
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES THIRD QUARTER 2010 RESULTS

PHILADELPHIA, PENNSYLVANIA, October 22, 2010 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Mutual Savings Bank (the “Bank” or the “Company”), today announced its financial results for the three and nine months ended September 30, 2010.

Beneficial recorded a net loss of $21.7 million, or $0.28 per share, for the quarter ended September 30, 2010, compared to net income of $5.8 million, or $0.07 per share, for the quarter ended September 30, 2009.  A net loss for the nine months ended September 30, 2010 totaled $8.6 million, or $0.11 per share, compared to net income of $10.9 million, or $0.14 per share for the nine months ended September 30, 2009.

During the third quarter, the Company saw considerable deterioration in the value of a number of large collateral dependent commercial real estate loans.  Additionally, the Company has seen a pronounced slowdown in the commercial real estate market limiting traditional refinance and repayment sources.  The Company now believes the recovery for commercial real estate in its region will take longer than previously anticipated causing continued downward pressure on property valuations.  As a result, during the third quarter the Company recorded a significantly elevated provision for credit losses of $51.1 million compared to $2.0 million in the third quarter of 2009.  The provision was primarily driven by specific reserves required for commercial real estate loans that the Company had previously designated as criticized loans and a decision to charge-off the collateral deficiency on all of its criticized loans (those classified as special mention, substandard, doubtful, or loss), including those currently performing.  Additionally, as a result of this decision, the Company reversed $2.6 million of interest that was accrued on these loans resulting in a 24 basis point reduction to net interest margin for the quarter.   Beneficial intends to work diligently with its commercial real estate customers to maximize the recovery of these loans.

Although we saw deterioration in the collateral of our existing criticized asset portfolio, we have not seen any increases in total criticized loans, as both the number and the absolute dollar amount of criticized loans has remained consistent.

At September 30, 2010, the Company’s allowance for loan losses totaled $45.0 million and non-performing assets were $133.7 million, resulting in an allowance for loan losses to nonperforming asset ratio of 33.6% compared to an allowance for loan losses of $45.9 million, non-performing assets of $162.9 million, and an allowance for loan losses to nonperforming asset ratio of 28.1% at December 31, 2009.

Gerard Cuddy, Beneficial’s President and CEO, stated “We are taking the most prudent course of action given our view of the current economic environment which significantly weakened during the quarter, and a number of challenges facing our industry.  We see no evidence of an economic recovery in our region and believe any economic recovery will take place over a significantly longer period of time than originally anticipated.  As a result, we have addressed all known collateral deficiencies for all of our criticized commercial loans including those that are performing. This puts Beneficial in the best possible position to meet its opportunities in the future”.

Beneficial’s capital levels and liquidity at September 30, 2010 are among the top for our bank peer group with excess capital above the well capitalized levels of $202.1 million to $276.5 million as shown below:

	9/30/10	9/30/10
	Capital Ratios	Excess Capital

Tangible Capital	10.60%
Tier 1 Capital (to average assets)	9.26%	$202,077
Tier 1 Capital (to risk weighted assets)	16.20%	$276,533
Total Capital (to risk weighted assets)	17.46%	$202,172

Highlights for the quarter ended September 30, 2010:

●	Total assets increased $225.5 million and $454.1 million, or 4.8% and 10.2%, to $4.9 billion at September 30, 2010 compared to $4.7 billion at December 31, 2009 and $4.4 billion at September 30, 2009.

●	Total deposits increased $349.1 million and $576.1 million, or 9.9% and 17.6%, to $3.9 billion at September 30, 2010 up from $3.5 billion at December 31, 2009 and $3.3 billion at September 30, 2009.

●	Net interest margin increased to 3.35% for the nine months ended September 30, 2010 from 3.27% for the nine months ended September 30, 2009, an increase of 8 basis points.

●	Allowance for loan losses totaled $45.0 million with non-performing assets (NPAs) dropping to $133.7 million or 17.9% at September 30, 2010 as compared to $162.9 million as of December 31, 2009.

●	Capital levels remain strong with total equity equal to 12.9% of total assets and tangible capital to tangible assets of 10.6%.

Balance Sheet

Total assets increased $225.5 million, or 4.8%, to $4.9 billion at September 30, 2010 compared to $4.7 billion at December 31, 2009. The growth in total assets was primarily attributable to an increase in trading and investment securities of $140.0 million, other assets of $82.2 million and cash and cash equivalents of $36.4 million. Beneficial’s loan portfolio balance remained stable during 2010 at $2.8 billion despite low demand for both consumer and business loans as consumers and businesses continue to deleverage and remain cautious about the economy.

Total deposits increased $349.1 million, or 9.9%, to $3.9 billion at September 30, 2010 compared to $3.5 billion at December 31, 2009. Increases in checking accounts of $338.5 million and savings accounts of $133.3 million were partially offset by decreases in time deposits of $80.3 million and money market accounts of $54.0 million.

Net Interest Income and Margin

For the quarter ended September 30, 2010, Beneficial reported net interest income of $35.1 million, an increase of $2.4 million, or 7.4%, from the same quarter in 2009. The net interest margin decreased 25 basis points to 3.14% for the quarter ended September 30, 2010, from 3.39% for the same quarter in 2009.  The interest reversal on criticized loans accounted for 24 basis points of that decline.  For the nine months ended September 30, 2010 net interest income increased $18.0 million to $110.5 million compared to $92.6 million for the nine months ended September 30, 2009 with net interest margin increasing 8 basis points to 3.35%.  Asset growth coupled with an improvement in our deposit mix to lower cost deposit categories were the primary reasons for the Company’s margin expansion.

Non-interest Income

Non-interest income declined to $5.7 million for the quarter ended September 30, 2010, from $6.5 million recorded for the same quarter in 2009.  Results for the quarter ended September 30, 2009 include $1.4 million of gains on the sale of investment securities available for sale compared to $0.4 million for the quarter ended September 30, 2010.

For the nine months ended September 30, 2010, non-interest income decreased to $20.3 million from $20.6 million for the nine months ended September 30, 2009.  During the nine months ended September 30, 2010, Beneficial recorded gains on the sale of investments of $2.4 million compared to $5.5 million of gains on the sale of investments for the nine months ended September 30, 2009.  Results for the nine months ended September 30, 2010 included $0.1 million of impairment charges on investment securities compared to a $1.4 million impairment charge recorded on investment securities during the nine months ended September 30, 2009.  For the nine months ended September 30, 2010 insurance and advisory commission income, and services charges and other income increased $0.4 million and $0.9 million, respectively.

Non-interest Expense

Non-interest expense for the quarter ended September 30, 2010 increased $2.8 million or 9.3% to $33.4 million and increased $6.6 million, or 7.4%, to $95.3 million for the nine months ended September 30, 2009 compared to the same periods ended September 30, 2009.  The increases were primarily due to increases in salaries and benefits from normal merit increases, as well as growth in the number of employees. The Company also had increases in marketing expenses as it continued to enhance its product offerings and visibility in the marketplace.  Other expenses increased during the quarter primarily due to increased costs for internet banking, debit card reward programs, and expenses for other real estate owned.  For the nine months ended September 30, 2010 the Company’s efficiency ratio improved to 72.8% from 78.3% for the nine months ended September 30, 2009.

Asset Quality

Non-performing assets, including loans 90 days past due and still accruing, decreased to $133.7 million, or 2.73% of total assets at September 30, 2010 from $162.9 million, or 3.49% of total assets at December 31, 2009.  Included in non-performing loans at September 30, 2010 is $26.4 million, or 19.7% of total non-performing assets, that are government guaranteed student loans where Beneficial has no risk of credit loss.  Net charge-offs during the quarter ended September 30, 2010 were $57.0 million, compared to $2.5 million during the quarter ended September 30, 2009.  Provisions for credit losses of $51.1 million were recorded for the quarter, with the allowance for loan losses at September 30, 2010 remaining consistent at 1.6% of total loans outstanding, as compared to 1.6% of total loans outstanding, at December 31, 2009.

The $51.1 million provision for loan losses recorded for the quarter ended September 30, 2010 was primarily driven by increased reserves required for commercial real estate loans as a result of considerable deterioration in the value of a number of the Company’s large commercial real estate loans, a pronounced slowdown in the commercial real estate market and a challenged overall economic environment in the Company’s region that it does not see recovering anytime in the near future.

The Company continues to rigorously review its loan portfolio to ensure that the collateral values remain sufficient to support the outstanding loan balances.  In addition, Beneficial will continue to work diligently to maximize the recovery of loans charged off.

Capital

Stockholders’ equity totaled $634.1 million, or 12.9%, of total assets at September 30, 2010 compared to $637.0 million, or 13.6% of total assets at December 31, 2009. Beneficial’s tangible equity to tangible assets totaled 10.6% at September 30, 2010 compared to 11.1% at December 31, 2009 and 11.7% at September 30, 2009.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services.  Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853.  The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 65 offices in the greater Philadelphia and Southern New Jersey regions.  Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios.  Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)
	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$38,223	$39,600	$39,739	$147,975
Overnight investments	177,887	186,504	139,962	423
Total cash and cash equivalents	216,110	226,104	179,701	148,398

Trading Securities	-	25,575	31,825	-

Investment Securities:
Available-for-sale	1,419,095	1,233,508	1,287,106	1,165,253
Held-to-maturity	88,782	114,843	48,009	52,176
Federal Home Loan Bank stock, at cost	27,168	28,068	28,068	28,068
Total investment securities	1,535,045	1,376,419	1,363,183	1,245,497
Loans:	2,768,753	2,809,701	2,790,119	2,750,949
Allowance for loan losses	(44,959)	(50,895)	(45,855)	(42,742)
Net loans	2,723,794	2,758,806	2,744,264	2,708,207

Accrued Interest Receivable	18,483	20,029	19,375	19,264

Bank Premises and Equipment, net	69,466	71,309	81,255	77,402
Other Assets:
Goodwill	110,486	110,486	110,486	110,486
Bank owned life insurance	33,464	33,131	32,357	31,971
Other intangibles	17,777	18,663	20,430	21,311
Other assets	174,561	235,776	90,804	82,531
Total other assets	336,288	398,056	254,077	246,299
Total Assets	$4,899,186	$4,876,298	$4,673,680	$4,445,067
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$292,159	$279,268	$242,412	$230,856
Interest bearing deposits	3,566,144	3,338,181	3,266,835	3,051,369
Total deposits	3,858,303	3,617,449	3,509,247	3,282,225
Borrowed funds	343,313	393,308	433,620	443,616
Other liabilities	63,481	206,362	93,812	83,957
Total liabilities	4,265,097	4,217,119	4,036,679	3,809,798
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	-	-	-	-
Common Stock - $.01 par value	823	823	823	823
Additional paid-in capital	347,581	346,759	345,356	344,663
Unearned common stock held by employee stock ownership plan	(23,073)	(23,899)	(25,489)	(26,385)
Retained earnings (partially restricted)	304,589	326,319	313,195	307,004
Accumulated other comprehensive income, net	12,752	14,330	6,712	12,760
Treasury stock, at cost	(8,583)	(5,153)	(3,596)	(3,596)
Total stockholders’ equity	634,089	659,179	637,001	635,269

Total Liabilities and Stockholders’ Equity	$4,899,186	$4,876,298	$4,673,680	$4,445,067

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(Dollars in thousands, except share amounts)
	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
INTEREST INCOME:
Interest and fees on loans	$35,480	$36,244	$109,940	$103,522
Interest on overnight investments	151	-	321	2
Interest on trading securities	14	-	70	-
Interest and dividends on investment securities:
Taxable	10,497	11,293	35,146	37,294
Tax-exempt	1,150	902	3,552	2,108
Total interest income	47,292	48,439	149,029	142,926

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	2,556	2,319	7,616	6,415
Money market and savings deposits	2,441	2,515	7,045	8,669
Time deposits	3,395	6,176	11,621	21,160
Total	8,392	11,010	26,282	36,244
Interest on borrowed funds	3,810	4,749	12,208	14,108
Total interest expense	12,202	15,759	38,490	50,352

Net interest income	35,090	32,680	110,539	92,574

Provision for loan losses	51,050	2,000	62,200	12,100
Net interest (loss) income after provision for loan losses	(15,960)	30,680	48,339	80,474

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,944	1,818	6,716	6,281
Service charges and other income	3,387	3,456	11,076	10,217
Impairment charge on securities available-for-sale	(88)	(195)	(88)	(1,425)
Gain on sale of investment securities available-for-sale	370	1,383	2,374	5,548
Trading securities profits	123	-	235	-
Total non-interest income	5,736	6,462	20,313	20,621

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,580	14,583	46,316	42,865
Occupancy expense	2,906	2,970	8,966	9,072
Depreciation, amortization and maintenance	2,443	2,277	6,859	6,724
Marketing expense	2,392	1,138	5,041	4,124
Intangible amortization expense	886	892	2,653	2,674
Impairment of goodwill	-	976	-	976
FDIC Insurance	1,361	1,052	4,065	4,384
Other	7,783	6,634	21,415	17,891
Total non-interest expense	33,351	30,522	95,315	88,710

(Loss) Income before income taxes	(43,575)	6,620	(26,663)	12,385

Income tax (benefit) expense	(21,845)	800	(18,057)	1,487

NET (LOSS) INCOME	$(21,730)	$5,820	$(8,606)	$10,898

(LOSS) EARNINGS PER SHARE – Basic	$(0.28)	$0.07	$(0.11)	$0.14
(LOSS) EARNINGS PER SHARE – Diluted	$(0.28)	$0.07	$(0.11)	$0.14

Average common shares outstanding – Basic	77,541,313	77,651,098	77,721,359	77,695,061
Average common shares outstanding – Diluted	77,541,313	77,675,526	77,721,359	77,707,151

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Selected Consolidated Financial and Other Data of the Company (Unaudited)
(Dollars in thousands)
	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009

ASSET QUALITY INDICATORS:
Non-performing assets:
Non-accruing loans	$89,205	$68,555	$72,307	$73,692
Accruing loans past due 90 days or more*	27,106	66,990	81,512	61,243
Total non-performing loans**	$116,311	$135,545	$153,819	$134,935

Real estate owned	17,438	10,720	9,061	8,194

Total non-performing assets	$133,749	$146,265	$162,880	$143,129

Non-performing loans to total loans	4.20%	4.03%	4.32%	4.39%

Non-performing loans to total assets	2.37%	2.32%	2.58%	2.72%

Non-performing assets to total assets	2.73%	3.00%	3.49%	3.22%

Non-performing assets less accruing loans Past due 90 days or more to total assets	2.18%	2.08%	2.45%	2.16%

* Includes $26.4 million, $24.8 million, $36.8 million and $21.0 million in government guaranteed student loans as of September 30, 2010, June 30, 2010, December 31, 2009 and September 30, 2009, respectively.

** Includes $26.5 million, $34.8 million, $33.3 million and $14.2 million of troubled debt restructured loans (TDRs) as of September 30, 2010, June 30, 2010, December 31, 2009 and September 30, 2009, respectively.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
PERFORMANCE RATIOS:
(annualized)
Return on average assets	(1.78)%	0.53%	(0.24)%	0.35%
Return on average equity	(13.23)%	3.69%	(1.74)%	2.36%
Net interest margin	3.14%	3.39%	3.35%	3.27%
Efficiency ratio	81.84%	78.08%	72.80%	78.34%
Tangible Common Equity	10.60%	11.67%	10.60%	11.67%